Credit Facility Agreement
No.: 10206111062

[Translation]

The Lender (Party A): Guangdong Development Bank Holdings Co., Ltd., Shenzhen Branch
Legal Representative:  YANG Xiaozhou
Title: Branch Manager
Telephone: 83372502
Fax: 83392234
Zip Code: 518001

The Borrower (Party B): Shenzhen Comtech International Electronics Company Limited
Legal Representative:  LI Honghui
Title: General ManagerBusiness License Number: 440301103059773
Telephone: 26017805
Fax: 26743527
Zip Code: 518001
Bank Name:
Ordinary Account/ Savings Account: Guangdong Development, Shenzhen Futian Branch
Account Number: 102061517010003679

Place of Execution: Shenzhen

Part I  Basic Terms of Credit Facility

Article 1.  Definitions

Unless explicitly specified in the context herein, the following terms shall have the following definitions:

1.           "Credit Facility" is the general terms for the portfolio of credit products of the credit service our bank provides to our clients; such credit service includes liquid capital loan, issuance of banker’s acceptance bill, commercial draft discount, trade financing and other types of credit products.  The credit facility is of two kinds, based on the service type: credit facility of single service type and credit facility of multiple service types.  The credit facility for two or more (including two) is referred to as "Comprehensive Credit Facility".

2.           "Credit Facility Maximum Limit" means the remaining balance of the maximum limit of the credit facility that Party A extends to Party B hereunder.

3.           "Credit Facility Maximum Exposure Amount" means amount equal to the maximum remaining balance of the credit facility that Party A extends to Party B minus the remaining balance of the security deposit.

4.           "Effective Period of Credit Facility" means the actual extension of the credit.  Each extension of credit under the credit facility may not necessarily be required to be repaid prior to the expiration of the effective period of the credit facility.

Article 2.  Amount and Type of Credit Facility

1.           The maximum amount of credit facility extended hereunder is specified in Article 13 herein.

2.           The specific type, amount and corresponding terms of the credit extended hereunder are specified in Article 25 herein.

3.           Party A agrees that, to the extent that the sum of all credit amounts used does not exceed the maximum limit specified herein, Party B may use the said limit, without the need to provide guarantee each time.

4.           Party A's extension of the aforementioned credit limit does not constitute Party A's obligation to  issue the full amount up to the aforementioned maximum credit limit. The actual amount released shall be based on the amount specified in the "loan note" or in other credit/debt certificates.

Article 3.  Effective Period of Comprehensive Credit Facility Amount

The effective period of the  Credit Facility hereunder is specified in Article 14 herein.

Article 4.  Conditions for the Withdraw of Credit Facility

Upon satisfying the conditions set forth below, Party B may make withdraws against the credit facility:

1.           This agreement, guarantee contract(s) (if any) and other relevant attachments have become effective.

2.           Party B has provided to Party A all the documents, notes, seals and list of personnel and signature samples in connection with the execution and performance of this agreement and has filled out necessary forms;

3.           Party B has submitted loan withdraw application and documents evidencing the purpose of the loan and processed relevant withdraw procedures 3 business days in advance;

4.           If entrusted-payment method is used, Party B has provided basic trade documents regarding the merchandise, service and funds related with loan payment as requested by Party A at the time of submitting loan withdraw, and the basic trade documents are consistent with the purpose of the loan specified herein.  If self-payment method is used,  Party B has provided the plan for the use of the loan requested by Party A at the time of submitting loan withdraw;

5.           Party A's release of the loan is not forbidden or restricted by the applicable State laws and statutes and policies;

6.           Other conditions provided by law and specified between the two parties:________________________;

7.           Other conditions stipulated by Party A.

Article 5.  Interest Rate

1.           The interest rate of the credit loan under this agreement is specified in Article 15 of this agreement.

2.           In the event the interest rate set forth in Article 15 is inconsistent with the interest rate of specific type of credit product, the interest rate stipulated in the loan note or other credit/debt document for such type of product shall prevail.

Article 6.  Other Expense, Interest Rate and Exchange Rate

The expenses that Party A shall receive under the bank acceptance bill, bank's letter of guarantee, international trade finance and other types of credit products, the discount rate of the draft discount, interest rate and the exchange rate under the import and export negotiation shall be specified by Party A and Party B in the specific service documents.

Part II  Guarantee

Article 7.  Guarantee

1.           A guarantor shall provide guarantees for the debts that Party B shall repay under this agreement. The specific guarantee is specified in Article 19 under this agreement.

2.           In the event that any changes, which, in Party A's view, are adverse to the guarantee under this agreement have occurred or are going to occur, Party A has right to request the guarantor to cease such activities. In case that the value of the collateral decreases, upon the notice of Party A, the guarantor shall restore the value of the collateral, or provide a collateral equal to the decrease of the value. In the event that the guarantor neither restores the value of the collateral, nor provides additional guarantee, Party A has the right to request Party B to repay the debt prior to its maturity.

Part III Representations and Warranties of Party B

Article 8.

1.           Party B hereby makes the following representations:

 (1)        Party B is legally incorporated and existing entity and has complete power and capacity necessary for the execution and performance of this agreement;

(2)         The execution and performance of this agreement are based on the true intent of Party B, and do not violate any agreement, contract or other legal document binding Party B. Party B obtained legal and valid approvals in accordance with its articles of association and other managing documents. Party B obtained or is going to obtain all necessary permissions, approvals, filings or registrations for executing and performing the agreement;

(3)         All of the documents, financial reports, certificates and other information provided by Party B to Party A under this agreement are true, accurate, legal and valid;

(4)         The background information of transactions for specific types of credit line that Party B applied is true, legal and not for illegal purposes such as money laundering;

(5)         Party B has not concealed any events that could affect its or the guarantors’ financial condition and ability to perform the agreement.

2.           Party B hereby makes the following promises:

(1)          It shall provide Party A with financial reports (including but not limited to annual reports, quarterly reports and monthly reports) and other relevant information periodically or in time as requested by Party A;

(2)          It shall comply with the requests of Party A to provide relevant documents in connection with the loan and cooperate with Party A in regard to the inspection and supervision of the performance, the use of credit lines and funds, the production operations and financial activities. Party B shall promise to cooperate with Party A in connection with the management of loans in accordance with the loan management guideline of China Banking Regulatory Commission or other competent authorities;

(3)         Party B promises to repay the loan in accordance with the provisions herein and will not break up amount into small pieces to circumvent Party A's entrusted payment.

In addition, Party B promised to actively cooperate with Party A in its  management and supervision of various accounts specified herein; if Party A discovers any abnormal outflow of funds in the aforementioned accounts, Party A has the right to request explanation and Party B promises to provide such explanation in writing within 2 business days upon receiving such request.  If there is any abnormality on the return of Party B's funds that may affect Party B's source of repayment, Party A has the right to decide unilaterally, based on such situation, whether to declare the loan immediately due.

(4)         Party B promises that, at the time of loan withdraw pursuant to this agreement, Party B will promptly and accurately provide all documents in connection with the payment of the loan proceeds as requested by Party A; if Party B's failure to provide the said documents promptly and correctly causes Party B's trading partner to default and result in any loss to Party A, Party B shall assume the complete responsibility and compensate Party A for such loss.

(5) If Party B has entered into or is going to enter into a counter-guarantee agreement or other similar agreement with the guarantor of this agreement, such agreement(s) must not harm any Party A's rights under this agreement;

(6) Party B must obtain the prior consent of Party A for any the event that may affect Party B's, or the guarantor's, financial conditions or ability to perform this agreement. Such event includes but is not limited to spin-off, merger, co-operating, joint venture, joint operation, outsource, lease, reorganization, reform, plan of going public, transfer of material assets, share transfer, shareholding reform, foreign investment, assumption of material debt , debt/equity financing through the primary market, or attach material debts on the collateral;

(7)         Party B shall promptly notify Party A in writing of any the event that may affect Party B's, or the guarantor's, financial conditions or ability to perform this agreement.  Such event includes but is not limited to foreclosure of the collateral, suspension of business, ceasing of operations, dissolution, bankruptcy application, involvement in material litigation or arbitration proceedings, management’s possible engagement in criminal activities, the adverse change of its business operation or financial condition, or Party B’s default under other contracts;

(8)         Party B promises that its operation and relevant activities will comply with the industry policy, tax policy, market standards, environmental evaluations, energy saving, pollution control, land and urban plan, labor protection and relevant regulations. In the event that the aforementioned policies or regulations are or might be violated, Party B agrees that Party A has the right to take, without limitation, the following actions: suspend the release of loans, recall the loan ahead of its schedule, dispose the pledged/ mortgaged properties prior to the maturity of loans, and to request Party B to increase the relevant liability insurance in connection with the energy exhaust and pollution;

(9)         Debts owed to Party A are superior to funds borrowed from Party B's shareholders, and are not subordinated to the similar debts of other creditors;

(10)       In the event that the net profit after tax of the relevant fiscal year is zero or negative, or the net profit after tax of the fiscal year is not adequate to make up for the cumulative losses of past years, or the profit before tax is not used to repay the principal, interest or expense that shall be repaid in this fiscal year, or the profit before tax is not adequate for the next repayment of the principal, interest and expense, Party B will not distribute dividends or bonus in any form;

(11)       Party B will not dispose its own assets to the extent that it would affect its ability to repay the loan, and promises that its total amount of its external guarantee and all individual guarantee will not exceed the limit set forth in its articles of association;

(12)       Party B promises to repay the principal and interest of loans on schedule, and bear all expenses and fees under this agreement, including but not limited to the notary fees, legal expenses, attorney fees, or appraisal fees and all such fees incurred by Party A in the course of realizing its creditor's claims.

3.           Party B's Authorization:

(1)         Party B authorizes that Party A may submit all the credit information during the term of loan to the Credit Reference Center of the People’s Bank of China or other competent authorities, and that Party A may look up the aforesaid information submitted to such institutions.

(2)         Party B authorizes Party A to deduct the principal, interest, punitive interest, compound interest, penalties and other relevant expenses that should be repaid in accordance with the agreement from the accounts Party B opened with Party A or affiliates of Party A, without the prior consent of Party B.  When Party A makes such proactive deduction in accordance with the provisions of this agreement, and when the currency in such accounts is different from the settlement currency of the specific credit service hereunder, if the valuation price of the credit service is a foreign currency, such deduction will be based on the conversion at the selling price of the relevant foreign currency published on that day by Party A; if the valuation price of the credit service is RMB, such deduction will be based on the conversion at the buying price of the relevant foreign currency published on that day by Party A.

Part IV Event of Default

Article 9.  Default

1.           Actions in the Event of Anticipated Default

Prior to release of the credit amount, Party A may suspend the performance of its obligations under the agreement in the event of any of the following:

(1)         The business operations of Party B has severely deteriorated;

(2)         Party B transfers its assets or funds so as to avoid debts;

(3)         Loss of Party B’s business reputation;

(4)         Party B becomes or may become insolvent.

Party A may terminate the agreement if Party B does not regain its ability to perform its obligations and cannot provide guarantees acceptable to Party A within thirty (30) days after Party A’s suspension of the performance of its obligations.

2.           Events of Default

(1)         Party B fails to perform the obligations of payment and repayment under this agreement;

(2)         Party B does not use the funds under the agreement for the purpose specified and the situation of funds return does not comply with the provisions herein or Party B fails to maintain the following financial targets:____________________________;

(3)         Party B fails to repay the loan in accordance with the provisions herein or tries to circumvent Party A's entrusted payment by breaking the whole sum into smaller amounts;

(4)         The representations Party B made under the agreement are not true or Party B violates the promises made under the agreement;

(5)         The occurrence of  the conditions set forth herein, which, Party A’s view, has affected the financial condition and ability to perform this agreement of Party B or guarantor, and Party B does not replace the guarantor or provide new guarantees;

(6)         Party B or the guarantor breaches other contracts by and between Party B/the guarantor and Party A or other entities of Party A;

(7)         Party B fails to provide written explanation of the abnormal fund flow in the relevant accounts under this agreement within the specified time;

(8)         Party B fails to truthfully provide documents in connection with the loan and the repayment of loan;

(9)         Party B ceases business operation, is dissolved or enters into bankruptcy;

(10)       Party B or the guarantor breaches other provisions of this agreement or the guarantee contract;

3.           If any of events of default occurs, Party A has the right to take any or all of the following actions simultaneously or separately based on the circumstances:

(1)         To modify the loan principal payment method;

(2)         To request Party B and the guarantor to cure the default within a specific period;

(3)         To decrease, adjust completely or partially, or terminate the amount of credit extended to Party B;

(4)         To suspend or terminate the review of Party B’s withdraw applications under this agreement or under other agreements by and between Party A and Party B in whole or in part; to suspend or terminate the release of loans that have not been released, or the trade finance that has not been processed, in whole or in part;

(5)         To declare that all the outstanding principal and interest under the agreement and under other agreements by and between Party A and Party B are immediately due, either completely or partially;

(6)         To terminate or cancel the agreement and other agreements by and between Party A and Part B, completely or partially;

(7)         To demand that Party B compensate Party A’s loss caused by the default;

(8)         Upon prior or posterior notice to Party B, to deduct the deposits in Party B’s accounts opened with Party A or with other entities of Party A to repay the whole or a part of the debts under the agreement.  All the amounts in such accounts will be considered to have matured in advance.  When Party A makes such proactive deduction in accordance with the provisions of this agreement, and when the currency in such accounts is different from the settlement currency of the specific credit service hereunder, if the valuation price of the credit service is a foreign currency, such deduction will be based on the conversion at the selling price of the relevant foreign currency published on that day by Party A; if the valuation price of the credit service is RMB, such deduction will be based on the conversion at the buying price of the relevant foreign currency published on that day by Party A

(9)         To exercise the rights under the mortgage/ pledge;

(10)       To request the guarantor to perform its obligations for guarantee;

(11)       To adopt more stringent payment management or methods; to include Party B and its affiliates in the closely monitored category to monitor their payment situation; to include Party B on the blacklist submitted to the regulatory authorities and credit reference institutions;

(12)       Other methods that Party A considers to be necessary and feasible.

In the event that Party A is unable to perform its obligations under the agreement due to the changes of the credit policy of the State after the agreement is executed, Party A shall not be deemed to have breached the agreement.

Part V Other Covenants

Article 10.  Effectiveness, Modification, Cancellation and Termination

1.           The agreement becomes effective as of the date when both parties sign the agreement and imprinted it their respective seals( if mortgage and pledge, they become effective as of the date the registrations of such mortgage and pledge are completed), and is terminated upon the date that all of the principal, interest, compound interest, punitive interest and other related expenses are repaid.

2.           If Party B requests to extend the term, Party B must submit to Party A a written application 20 days prior to the expiration of the effective period (if there is a guarantor, Party B must also obtain a written consent from the guarantor for extension; registration for pledge/mortgage must also be completed if applicable), and, upon approval by Party A, the two parties must execute agreement on such extension before the loan can be extended; during the discussion period, this agreement must continue to be performed.

3.           If some of the provisions or contents herein are determined to be invalid, such provisions or contents shall not affect the validity of other provisions or contents herein.

4.           After this agreement becomes effective, neither party shall modify or dissolve this agreement in advance without authorization, unless otherwise stipulated herein; if it does need to be modified or dissolved, the two parties must enter into written agreement through mutual discussion.  This agreement shall continue to be effective before such agreement is reached.

Article 11.  Notarization

If any party hereof requests notarization, this agreement must be notarized by a public notarization agency approved by the State, with Party B bearing notarization fees.

The parties hereto agree and acknowledge that this agreement will be become a creditor’s claim document with enforceability once notarized and that, if Party B fails to repay all debt principals and interest and other relevant fees due or Party B breaches its obligations provided herein, Party A has the right to appeal to the people’s court of competent jurisdiction directly for enforcement in accordance with this agreement and Party B agrees to accept such enforcement and waive unconditionally its right for defense.

Article 12.  Special Reminder

Party B acknowledges that all the contents herein have been discussed fully by both parties and that Party B completely understand such contents and has no objection to any of the provisions herein.

Part VI  Terms of Specific Type of Credit Facility

Article 13.  Credit Facility

1.           The Maximum Credit Amount (including guarantee deposits) is RMB 50 Million even.

2.           Under the specific type of the credit service, Party B may use other currencies. If a foreign currency is used, the credit line amount shall be calculated based on the selling price of exchange rate published by Party A as of the occurrence of the specific type.

3.           During the effective period, with regard to the amount of credit that has been repaid by Party B, Party A agrees that Party B may use such amount on the revolving basis.  Any amount of credit not used during the effective period will be automatically cancelled upon expiration of the effective period.

Article 14.  Effective Period of Credit Facility

The effective period of this Credit Facility is twelve (12) months commencing on July 14, 2011 through July 13, 2012.

Upon expiration of the effective period, if, after discussion between the two parties, Party A continue to extend the credit amount, the two parties may execute a written supplemental agreement stipulating the new credit amount, effective period and other related matters.  Such supplemental agreement shall be the inseparable part of this agreement, with the provision herein on matters not covered applicable as well, and shall have the same legal effect as this agreement.

Upon expiration of the effective period, Party B’s inability to apply for the use of the credit shall not affect the legal effect of this agreement nor shall it constitute a termination event.  The credit services already extended to Party B accordance with this agreement must continue to be carried out and all the rights and obligations already created must also be performed.

Article 15.  Interest Rate and Calculation of Interest

1.           Interest Rate

1.1           RMB Interest Rate:

(1).          The interest rate of the loan is a floating rate. The interest rate of the initial installation is the benchmark rate of the People’s Bank of China for the corresponding term of the same type of loan plus an upward adjustment of 20%.  The rate is readjusted every month starting from the date Party A starts to calculate interest.  After each floating cycle, the interest rate will be adjusted again on the adjustment date based on the benchmark rate of the People’s Bank of China for the corresponding term of the same type of loan plus an upward adjustment of 20%.  The readjustment date is the date of the current month corresponding to the interest calculation date; if there is no such corresponding date for that month, the readjustment date is the last day of that month.  If, during the effective period, the People’s Bank of China adjusts the base rate, Party B shall adjust the rate of the loan in accordance with this agreement without the need to obtain Party B’s consent.

(2).          Calculation of Interest

Calculation of interest starts on the first day of the loan and is based on the amount and number of days of the loan.

Formula of Calculation of Interest:

Interest Rate=Principal x Actual Number of the Days of the Loan x Daily Interest Rate

The base number for daily rate is 360, with the conversion formula being: Daily Interest Rate=Yearly Interest Rate/ 360.

(3).          Penalty Rate and Compound Rate

In the event that Party B does not repay on schedule, Party A shall charge the penalty interest on the past-due portion starting on the past-due date until the principal and interest are repaid. The rate of penalty interest on the past-due portion is the interest rate specified in Section 1 above plus an additional 50%.

If the loan is not used for the specified purpose, Party A shall charge the penalty interest on the past-due portion starting on the date the loan was misused until the principal and interest are repaid. The rate of penalty interest on the misused portion of the loan is the interest rate specified in Section 1.1(1) above plus an additional 100%.

If the loan is both past due and misused, the penalty interest shall be charged at the rate for misused loan.

If Party B fails to pay the interest on schedule and settle the interest payment in the method specified in Section 1.1(2)  above, the interest on the loan shall be compounded at the rate specified in Section 1.1(1)  above during the effective period; if the loan is past due, the penalty interest shall be charged at compounded penalty rate.

In the event of any interest rate adjustment specified herein when charging penalty interest and compound interest, such interests shall be charged for different periods starting from the adjustment date.

The methods for charging penalty interest and compound interest mentioned above are applicable to all past-due loans and misused loans in RMB generated under this agreement.  If there are other provisions for specific credit products, such provisions must be followed.

1.2           Foreign Currency Interest Rate

(1).          The two parties agree to the actual rate shall be based the rate specified on the loan note or other credit/debt document.

(2).          Calculation of Interest

Calculation of interest starts on the first day of the loan and is based on the amount and number of days of the loan.

Formula of Calculation of Interest:

Interest Rate=Principal x Actual Number of the Days of the Loan x Daily Interest Rate

The conversion formula is: Daily Interest Rate=Yearly Interest Rate/Base Number.  The base number in the denominator will be the that internationally adopted by convention.

(3).          Penalty Rate and Compound Rate

In the event that Party B does not repay on schedule, Party A shall charge the penalty interest on the past-due portion starting on the past-due date until the principal and interest are repaid. The daily rate of penalty interest is 0.04%.

If the loan is not used for the specified purpose, Party A shall charge the penalty interest on the past-due portion starting on the date the loan was misused until the principal and interest are repaid.  The daily rate of penalty interest on misused loan is 0.05%.

If the loan is both past due and misused, the penalty interest shall be charged at the rate for misused loan.

If Party B fails to pay the interest on schedule and settle the interest payment in the method specified in Section 1.2(2)  above, the interest on the loan shall be compounded at the rate specified in Section 1.2(1)  above during the effective period; if the loan is past due, the penalty interest shall be charged at compounded penalty rate.

In the event of any interest rate adjustment specified herein when charging penalty interest and compound interest, such interests shall be charged for different periods starting from the adjustment date.

The methods for charging penalty interest and compound interest mentioned above are applicable to all past-due loans and misused loans in RMB generated under this agreement.  If there are other provisions for specific credit products, such provisions must be followed.

2.           Interest Settlement Method

2.1         The interest is settled monthly, with the 20th of each month is the settlement date and the 21st of each month is the interest payment date.

2.2         If the last repayment installment for the loan principal is not on the interest payment date, then the last repayment date of the loan principal shall be the interest payment date and Party B must pay off all interest on that date.  When the loan matures, the interest must be paid off with the principal.  If the loan maturity date is a statutory holiday or a public weekend day, and the loan must be repaid on the last business day before such statutory holiday or a public weekend day, the interest shall be charged according to the provisions herein, but the interest for the days between the maturity date and the repayment date based on the interest calculation method must be deducted; if the loan is repaid on the first business day after such statutory holiday or a public weekend day, the interest for the days between the maturity date and the repayment date based on the interest calculation method must be added.  If the loan is not repaid on the first business day after such statutory holiday or a public weekend day, the interest shall be charged at the past due rate starting from that day.

3.           Others

During the effective period of this agreement, if the State regulates or interferes with the calculation method of loan interest rate and base rate, interest settlement method and the rate floating range, causing mandatory adjustment to the interest rate and interest settlement method provided herein, Party A may make revisions of such relevant provisions in accordance with the latest State policies without the obligation to obtain Party B’s consent.

Article 16.  Payment and Management of Loan Funds

1.           Party B agrees to accept and cooperate with Party A's management and supervision on the payment of loan funds to outside parties and provide information on the use of such funds and other relevant material promptly at Party A's request.

2.           There two kinds of payment methods for loan funds under this agreement, payment by the borrower itself and payment entrusted to the lender.

Payment by the borrower itself means that the lender, based on the borrower's application, deposits the loan funds released into the borrower's accounts and the borrower will make payment to its trading counterparts for the purpose specified herein.

The payment entrusted to the lender means that the lender, based on the borrower's application and payment entrustment, make payment out of the loan funds to its trading counterparts for the purpose specified herein.

3.           The entrusted payment method will be used under any of the following circumstances:

3.1           Any single payment in the amount of more than RMB 1 million;

3.2           Other circumstances determined by Party A.

4.           If entrusted payment method is used, Party B irrevocably authorize Party A to make payment of loan funds out of Party B's settlement account directly to Party B's trading counterparties.  Party B must submit to Party A, at the time of withdrawing the fund, payment applications, relevant trade documents, underlying trade contracts and the copy of this agreement for Party A to review and processing.

5.           Party A shall bear no responsibility if Party A is unable to make payment of loan funds on time and accurately to Party B's trading counterparts due reasons of return of the payment by the bank account of Party B's trading counterparts or errors in the information on such account provided by Party B; and Party B's obligation to repay the loan hereunder shall not be affected.  If the loan fund is returned by bank account of Party B's trading counterparts, Party B cannot use this fund without Party A's review and approval.

Party B must resubmit relevant documents regarding the entrusted payment within one business day upon receiving Party A's notice on the return of payment and Party A will process the payment after review and approval.

6.           If Party B makes payment of loan fund itself, Party B must provide a summary report on the payment situation at the end of the quarter payments are made in the quarter and submit to Party A the relevant documents, including but not limited to statements, payment document and trade contracts.

7.           If the method of payment by the borrower itself is used, when Party B makes multiple payment to trading counterparts in the amount approaching the upper limit under this method or there are abnormal payments as determined by Party A, Party A shall have the right to request Party B to provide relevant trade documents and underlying trade contracts within one business day for Party A to determine whether such payments are reasonable or in compliance with the provisions herein.

8.           In the event that Party B's credit situation deteriorates, its profitability is weak or there is abnormal use of the loan funds and other situations that are adverse to Party B's ability to repay the loan, Party A shall have the right to unilaterally change the loan payment method, suspend the release of loan funds or payment.

Article 17.  Funds Return Management

[Not applicable]

Article 18.  Repayment

1.           Unless otherwise stipulated between the two parties, if Party B is simultaneously delinquent in both the payment of interest and that of principal, Party A shall have the right to determine the order of repayments for principal, interest, penalty interest, compound interest and other related fees; when the repayment is in installments, and if there are multiple loans hereunder that will mature or become past due, Party A shall have the right to determine the order of repayment for such loans; if there are multiple loan agreements between Party A and Party B that have expired, Party A shall have the right to determine the order of such agreements to be performed for repayment.

2.           Unless otherwise stipulated between the two parties, Party B may repay the loan ahead of schedule, provided, however, that Party B submit an application to Party A 3 banking days in advance, and Party A shall have the right to decide whether to approve Party B's application.  The amount repaid ahead of schedule will be applied toward the loan that will be due the latest, in reverse repayment order.

3.           Party B must deposit into the following repayment account such amount, 3 business days in advance, that is sufficient for repayment of the each loan principal and interest that are due; and Party A shall have the right to deduct such amount automatically on the due date for each loan and interest repayment.

Account Title:      Comtech Communications Technology (Shenzhen) Company Limited
Account Number: 102061517010003685.

Article 19.  Guarantee Method and Guarantee Contract

The guarantee under this agreement is Maximum Amount Guarantee Contract below, and the guarantor shall bear the responsibility for guarantee in accordance with this agreement and the guarantee contract:

1.           Maximum Amount Guarantee Contract 10206111062-1, by and between Party A and Comtech Software Technology (Shenzhen) Co., Ltd., dated July 14, 2011.

[2. through 5. not applicable]

Article 20.  Continuation of the Extension of Credit Facility

[Not applicable]

Article 21.  Disclosure of Related Party Transaction

Party B falls into the category of customers defined in "Commercial Bank Group Customer Credit Service Risk Management Guideline."  Party B must report promptly to Party A any related party transaction involving 10% or more of net assets, including the affiliate relationship, transaction type and nature, transaction amount or corresponding ratio and pricing criteria (including transactions for zero amount or for symbolic amount).

Party A shall have the right to unilaterally decide to suspend the payment of loan funds not yes used by Party B and recall in part or in whole all the loan principal and interest ahead of schedule if Party B has any of the following: obtaining the loan or credit through deceit by using forged contracts with its related parties or providing accounts receivable and accounts payable with no actual trades for discount or pledge; major M&A, acquisition or reorganization and other events that, in Party A's view, could affect the security of the loan; attempting intentionally to avoid bank debts through related party transactions; other situations listed in Section 18 of the Guideline.

Article 22.  Governing Law and Dispute Resolution

1.           Governing Law: the laws of the People’s Republic of China.

2.           All disputes arising from the performance of this agreement must first be settled through consultation; if such consultation fails, any dispute can be submitted to the People’s Court at Party A's location.

Article 23.  Miscellaneous

1.           The following attachments and other documents acknowledged by both parties shall be the component part of, and shall have the same legal effect as, this agreement.

1.1           Loan withdraw application;

1.2           Loan payment application (if any);

1.3           Loan note and other credit/debt documents;

1.4           Loan repayment notice;

1.5           ___________________________________________________

2.           Party B acknowledges that the following shall be the address and recipient used by Party A to send various notices, letters and other documents to Party B for exercising its rights hereunder:

Address:	C1001, Chuangwei Plaza, High Tech Enterprise Zone, Nanshan District, Shenzhen
Postal Code:	518001 Recipient: LIU Yuping Phone: 26017805

If there is any change to the above address, Party B must notify Party A in writing within 5 days after such change; otherwise, all notices and correspondences sent to the above acknowledged address by Party A shall be considered to have been delivered.  All notices, requests and other correspondences, including but not limited to telexes, telegraphs and faxes, sent by Party A in connection with agreement shall be considered to have been delivered to Party B once sent or transmitted.

.3           Party B hereby acknowledges that, if there is business need, Party A may entrust other affiliates of Guangdong Development Bank Holdings Limited to perform the rights and obligations hereunder or move credit service hereunder to other affiliates of Guangdong Development Bank Holdings Limited for management.  The other affiliates of Guangdong Development Bank Holdings Limited authorized by Party A, or other affiliates of Guangdong Development Bank Holdings Limited that take over the credit service hereunder, shall have the right to exercise all the rights hereunder and to initiate litigation, arbitration and appeal for enforcement in its own name for any disputes arising from this agreement.

4.            Party A's representative for this agreement is:  WANG Lujun; Phone: 83372502
    Party B's representative for this agreement is:  LIU Yuping; Phone: 26017805

5.           This agreement has one format and three copies, with 2 to Party A and 1 to Party B.

Article 24.  Other Covenants

Article 25.  Specific Type of Credit Facility and Terms

Liquid Capital Loan Amount

1.           The maximum amount of liquid capital loan is RMB 50,000,000.  This amount can be used on the revolving basis.

2.           The time period of the actual liquid capital loan shall be based on the loan release date and loan due date specified in "Loan Note" and other credit/debt document.  The maximum time period for each liquid capital loan shall not exceed 12 months.

3.           Purpose of the loan: daily operation working capital flow.

4            Party B may reasonably apply, based on its business need, for the use of credit within the maximum amount of liquid capital loan specified herein.  After reviewing and verifying that the amount applied for by Party B is within the scope of this agreement, Party A will release the fund into Party B's settlement account based on the loan note and other credit/debt document as well as the application for the use of credit submitted by Party B.

5.           The interest for the loan hereunder shall be paid periodically and the principal must be repaid when due.

Amount of Bank Acceptance Bill

1.           The maximum amount of credit for bank acceptance bill service is RMB 50,000,000, which can be used on the revolving basis.

2.           The time period for each bank acceptance bill shall not exceed 6 months and the specific period shall be based on that specified in the specific Bank Acceptance Bill.

3.           The bank acceptance bills hereunder can only be used for business settlement by Party B for real trades; otherwise, any other use shall be considered misuse or obtaining credit from Party A through deceit.  Party B shall bear the responsibility to compensate Party A for all the losses or sanctions against Party A resulting from such misuse or deceit by Party B.

4.           Within the maximum amount of credit for bank acceptance bill specified in this section, Party B must include the full name, bank account and account number, amount of the bill, bill issuance and due dates and the purpose of its use in the written application required in each application to Party A for acceptance, along with other relevant list of items and relevance merchandise trade contracts.

5.           Before accepting such bill, Party B must provide a security for acceptance to Party A in the amount of no less than 10% of the bill's face value and have such security deposited into the security deposit account designated by Party A.  At the acceptance, Party A will charge Party B a one time processing fee equal to 0.05% of the bill's face value.

6.           Whether or not there is any dispute or potential dispute between the parties of the merchandise trade, Party B must deposit the full amount into the "Issuer's Account" specified in the bill or other account acknowledged by Party A before the due date, and such deposit is used as the fund to entrust Party A with the payment; otherwise Party B shall be considered in default.

7.           If Party B fails to deposit the full amount on time, causing Party A to make payment on its behalf, the amount paid by Party A on its behalf shall be considered the loan past due from Party A to Party B, and Party A will charge a interest at the daily rate of 0.05% on the outstanding amount starting from the due date of the bill and the interest past due will be charged at the daily compound rate.  And Party A shall have the right to deduct the offsetting amount directly from Party B's bank account.

Issuance of Letter of Credit

1.           The maximum amount of the Letter of Credit issued is RMB 50,000,000, which can be used on the revolving basis.

2.           The letters of credit issued by Party A at the request of Party B are all consistent with the current latest version of "Letter of Credit Uniform Convention" ("Convention") and international standard banking practices, unless the "Irrevocable Letter of Credit Application" and "Letter of Credit Modification Application" submitted by Party B to Party A specifically modify or exclude certain terms and conditions of such Convention; otherwise, Party A and Party B must both handle all matters related to letters of credit in accordance with the Convention and the international standard banking practices, and Party B shall bear all corresponding responsibilities and fees.

3.           Security Deposit for Letter of Credit

3.1           Party B must transfer a security deposit (in RMB or equivalent foreign currency, calculated on the basis of the maximum amount of the letter of credit) in the ratio specified in Section 1 above of this Article into an account acknowledged by Party A.  Party B agrees that Party A can deduct, from any of Party B's accounts, the corresponding amount as security deposit for the issuance of the letter of credit.

3.2           If the currency of the security deposit is different from that for the letter of credit, Party B agrees that Party A shall make conversion at the applicable rate on the date when the service occurs.  Party A shall have the right to charge an additional security up to 5% on the basis of the conversion rate to prevent the deficiency of security deposit due to fluctuation of foreign exchange rates.  In addition, Party B promises that, if there is any insufficiency of security deposit received by Party A due to fluctuation of foreign exchange rates before the letter of credit is completely cashed, cancelled or revoked, Party B will make up for the deficiency of such deposit within 2 business days upon receiving the notice from Party A; otherwise, Party A shall have the right to deduct funds from any of Party B's bank accounts directly as security deposit for the issuance of the letter of credit.

3.3           Party B shall not sue such security deposit without authorization; if the funds in such account are frozen and deducted by law, Party B must immediately make up for the deficiency.

4.           Fees for the Letter  of Credit and Payment Method

4.1           Party B must pay promptly all the fees incurred by Party A for issuing and modifying letters of credit, including but limited to issuance fee, issuance telegraph fee, modification fee and modification telegraph fee, notification fee, acceptance fee, payment handling fee, payment fee, discrepancy fee, postage and back and forth telegraph fee and the fees charged by banks that overseas beneficiary recipients refuse to bear; the calculation method for such fees will be based on Party A's method or on the actual amount charged by the overseas banks.

4.2           The processing fee for issuing letters of credit hereunder will be charged at 0.15% of the amount of the letter of credit.

4.3           Party B authorizes Party A to deduct the fees incurred hereunder directly from Party B's RMB account or foreign currency account for payment of such fees.

4.4           Party B shall be responsible for all the fees incurred after the letter of credit is issued or modified; and Party A shall have the right to deduct the corresponding amount for payment directly from the following account:

Account Title: Shenzhen Comtech International Electronics Company Limited
Account Number:          102021517010003679

5.           Issuance and Modification of the Letter of Credit

5.1           Party B must submit "Irrevocable Letter of Credit Application" and "Letter of Credit Modification Application" and their supplemental documents (if necessary) when Party B applies to Party A for issuance or modification of any letter of credit; the aforementioned documents must all be imprinted with reservation seals.

5.2           The detailed contents of the letter of credit that Party A will issue or modify in response to Party B’s application will be based on the "Irrevocable Letter of Credit Application" and "Letter of Credit Modification Application" and their supplemental documents submitted by Party B, and Party A shall have the right to revise and supplement the terms and conditions of the letter of credit in accordance with international convention, Party A’s relevant policies and the requirements of the credit granting plan.  Party A’s request for Party B to provide the relevant notes or documents (such as trade contracts) must not be construed as Party A’s obligation to issue the letter of credit based on such notes or documents.

5.3           If the control of merchandise right is used for the amount of the letter of credit, the transportation documents required under the terms and conditions of the letter must meet Party A’s criteria for such control.

5.4           Once issued, the letter of credit cannot be cancelled without the consent of Party A, the accepting bank (if any) and the beneficiary of the letter.  With regard to the letter of credit that has expired in the export country, Party A shall have the right to cancel such letter in accordance with its business management policies, return the security deposit and restore the amount of credit for issuance of letter of credit.  If, after such letter is cancelled, Party A receives any note from the designated bank, as long as Party A believes such note is valid and decides to perform its obligation for payment, Party B must assume the responsibility to compensate Party A for making the payment.

5.5           If Party B decides to modify the letter of credit, Party B must submit a written application to Party A.  Party A shall have the sole discretion on the modification of any letter of credit and shall have the right to refuse the application submitted by Party B and the right to offer suggestions regarding the contents to be modified.  Once issued, any modified letter of credit is binding to Party B.  However, the terms and conditions of the original letter of credit are still valid before the modified letter of credit is accepted by the accepting bank (if any) and the beneficiary.  If such modification involves amount, currency, interest rate and effective period, Party A shall have the right, based on the actual situation, to request Party B to increase the security deposit.

5.6           After receiving the copy of the letter of credit and the modification thereof issued by Party A, Party B must promptly verify them against the original application for the letter of credit and/or modification thereof.  Otherwise, it shall be considered that Party B has accepted the terms and conditions of the letter of credit issued by Party A.

5.7           The major contents regarding the letter of credit in the "Irrevocable Letter of Credit Application" and "Letter of Credit Modification Application" must be written in English.  Party B shall bear all the consequences caused by any illegibility of words or ambiguity of their meaning.

6.           The Processing, Refusal and Acceptance of Documents under the Letter of Credit

6.1           After receiving the document submitted by the beneficiary under the letter of credit, Party A shall have the right to determine at its sole discretion whether it is in conformity in accordance with the terms and conditions of the credit letter, applicable provisions of the Convention, standard international banking practice and its own business policies and to decide whether to make or refuse payment, without the need to obtain prior consent from Party B.

6.2           If Party A determines that such document is not in conformity, Party A shall have the right at its discretion to decide whether to contact Party B for accepting such inconformity.  Party B’s decision as to whether or not to accept such inconformity shall not affect Party A’s final decision in this regard.  If Party B notifies Party A of its acceptance of such inconformity but Party A does not agree with Party B’s decision on the handling of such document or Party B has not paid reservation fund, Party A shall still have the right to decide against making external payment based on its inconformity; even if Party B agrees to provide to Party A sufficient reservation fund or other payment guarantee, Party A shall have the right to decide, based on the situation, on the waiver of the right to refuse payment or on the preservation of such right.  Party B shall bear all the resulting obligations and responsibilities.

6.3           If Party A determines that such document is in conformity and decides to pay for the letter of credit, Party A shall have the right to deduct from any of Party B’s accounts with Party A the amount payable for the letter on the payment due date.  If the balance in Party B’s accounts is insufficient to pay the amount payable for the letter, Party A will advance such amount to pay on Party B’s behalf.  Starting from the date of such advance made by Party A, the amount advanced by Party A to pay for the letter of credit due shall be considered the past-due loan.  Party B must gather funds as soon as possible for repayment and pay the interest and penalty interest accrued and other auxiliary fees.

6.4           Upon receiving the “Letter of Credit Receipt Notice” issued by Party A, and if it is in conformity, Party B must make payment within the period specified by Party A.

6.5           Upon receiving the “Letter of Credit Receipt Notice” issued by Party A, Party B must collect from Party A copies of such documents for review within 3 business days, and, if necessary, go to Party A’s office to review the original.  If Party B submits the “External Payment/Acceptance Notice” to Party A indicating agreement for acceptance/making payment, or if Party B fails to point out inconformity in accordance with international conventions and to submit request for refusal within the specified time period in accordance with the requirement of UCP600, it shall be considered that Party B has agreed with Party A’s review opinion and agreed to acceptance/making payment; and Party B shall bear all responsibilities.

6.6           If Party A determines that the document is in conformity but Party B has objections, Party B must submit written request for refusal of payment within the time specified by Party A and Party A will review according to international conventions to decide whether to refuse to make the payment.  Party A shall have the right to consider the inconformity points raised by Party B in its written request to be all conformity points raised by Party B with regard to the document.  Upon any one of the following, it shall be considered that Party B has agreed to making the payment for such letter of credit: (1) Party B fails to submit written request for refusal within the time specified by Party A; (2) Party A determines that Party B’s reason for refusal cannot be established; (3) even though such reason can be established, Party B fails to return the complete set of documents within the specified time; and (4) Party B has accepted the goods under the delivery document based on the acceptance of delivery guarantee issued by Party A.

6.7           Party A shall bear no responsibility for loss, delay, omission, defects or other error, in any form, arising from the correspondences and the mailing, transmitting and sending by other means of documents hereunder and any risk arising from Party A’s use of any service from a third party.

6.8           Unless otherwise stipulated in the letter of credit, if any document is lost in the course of delivering it by the designated bank to Party A, and Party A or the accepting bank determines that the delivery document is in conformity based on the copy of such document resent by the designated bank, Party B must process the delivery document as conforming document.

6.9           If the letter of credit issued has provisions on electronic request, Party B agrees on making payment of funds on the interest calculation date indicated in the telegraph from the accepting bank or the beneficiary’s bank before receiving the paper document in accordance with such provisions.

6.10         Party A shall have the ownership of such document and the right to dispose of such document before Party B completes acceptance procedures and pays the amount payable to Party A under such document.

6.11         Party A shall only rely on the provisions of the conforming letter of credit to perform the payment obligations in accordance with the relevant provisions of the Convention and international standard banking practices and shall bear no responsibility for the authenticity of the document and the goods and services represented by such document and the performance of any contract.  The letter of credit and the sales contract or any other contracts on which such letter may be based are transactions independent of each other, and the creditor bank shall have no connection with such contract even if there is any mention of such contract.  Party A’s promise to accept making payment or perform its obligations under the letter of credit shall not be affected by any demand and defense arising from any relationship between Party B and the beneficiary.

6.12         The ownership of the merchandise under the letter of credit belongs to Party A (if registration of such ownership is necessary, Party B must assist Party A with such registration procedure), and Party B shall not mortgage (pledge) such ownership to a third party; and before Party B pays off the amount under the letter of credit, the proceeds from the sale of such merchandise belong to Party A.  If Party A uses the control right to the merchandise for extending amount of credit under the letter of credit, all documents evidencing such control right shall be held by Party A before Party B pays off the amount payable under the letter of credit, and Party B must assist Party A with all the customs, unloading, transportation and storage procedures and pay all customs duties and fees and expenses of unloading, transportation and storage.  If Party B fails to pay the amount under the letter of credit on the due date, Party A shall have the right to dispose of the merchandise under the letter of credit and use the proceeds to pay off the amount due under such letter and all the interest and fees accrued.

7.           Suspension of Payment under the Letter of Credit

7.1           If there is any occurrence of the fraudulent situations between Party A and Party B and other parties of interest regarding the letter of credit, and if such situation has, in Party A’s view, caused irreparable damage to Party A, Party A may appeal to the people’s court of competent jurisdiction for suspension of payment of the amount under the letter of credit:

(1)	The beneficiary forges any document or provides the document with falsified information;
(2)	The beneficiary maliciously refuses to deliver the merchandise or delivers merchandise with no value;
(3)	The beneficiary and Party B (applicant for the letter of credit) or other third party provide falsified document in collusion without any authentic transactions as basis;
(4)	Other fraud regarding the use of the letter of credit.

7.2           The following situations are not included in those mentioned above for suspension of payment:

(1)	Party A’s designated representative or authorized agent has made the payment in good faith according to the issuing bank’s instructions;
(2)	Party A or its designated representative or authorized agent has accepted the document under the letter of credit in good faith;
(3)	The accepting bank has performed its obligations in good faith;
(4)	The negotiating bank has negotiated in good faith for payment.

The Amount of Import Bill

1.           When Party B estimates that the funds will not be available on the payment due date for the import document, Party B must submit a written application to Party A 2 business days before such due date, and Party A, after review and approval, will provide Import Bill to Party B.

2.           The maximum amount of import bill is RMB 50,000,000, which can be used on the revolving basis.

3.           Use of the credit amount

           Its use is only limited to (1) and (4) below:

(1)	Amount of import letter of credit due;
(2)	Amount due for import to be received on behalf;
(3)	Payment of the amount of credit due;
(4)	Security deposit for issuance of import letter of credit, and payment of the amount of the letter of credit due.

4.           The maximum period of each import bill shall not exceed 12 months.

5.           The ownership of the merchandise under the import bill belongs to Party A (if registration of such ownership is necessary, Party B must assist Party A with such registration procedure), and Party B shall not mortgage (pledge) such ownership to a third party; and before Party B pays off the amount under the letter of credit, the proceeds from the sale of such merchandise belong to Party A.  If Party A uses the control right to the merchandise for extending amount of credit under the letter of credit, all documents evidencing such control right shall be held by Party A before Party B pays off the amount payable under the letter of credit, and Party B must assist Party A with all the customs, unloading, transportation and storage procedures and pay all customs duties and fees and expenses of unloading, transportation and storage.  If Party B fails to pay the amount under the letter of credit on the due date, Party A shall have the right to dispose of the merchandise under the letter of credit and use the proceeds to pay off the amount due under such letter and all the interest and fees accrued.

Party A: /seal/ Guangdong Development Bank Holdings Co., Ltd., Shenzhen Branch
Legal Representative: /personal seal/ YANG Xiaozhou
Date:   July 14, 2011

Party B: /seal/ Shenzhen Comtech International Electronics Company Limited
Legal Representative:  /s/ [signature is cursive and not legible]
Date:   July 14, 2011